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September 30, 2002

USAA Investment Trust
9800 Fredericksburg Road
San Antonio, TX  78288

Ladies and Gentlemen:

         We have acted as counsel to USAA Investment Trust, an unincorporated voluntary association organized under the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with Post-Effective Amendment No. 32 to the Trust's Registration Statement on Form N-1A (File No. 2-91069) ("PEA") relating to the issuance of shares of beneficial interest of certain existing series of the Trust. You have requested our opinion with respect to the matters set forth below.

         In this opinion letter, the term "Shares" refers to the shares of beneficial interest of the Balanced Strategy Fund, Cornerstone Strategy Fund, Growth & Tax Strategy Fund, World Growth Fund, Emerging Markets Fund, International Fund, Precious Metals and Minerals Fund, GNMA Trust, and Treasury Money Market Trust, each a series of the Trust (each, a "Series"), that may be issued during the time that the PEA is effective and has not been superseded by another post-effective amendment.

         In connection with rendering the opinions set forth below, we have examined copies, believed by us to be genuine, of the Trust's First Amended and Restated Master Trust Agreement, dated June 2, 1995, as amended ("Master
Trust"), and Amended By-laws, dated February 11, 1999 ("By-laws"), and such other documents relating to its organization and operation as we have deemed relevant to our opinion, as set forth herein. In addition, for purposes of this opinion, we have assumed, with your consent, that the duly adopted resolutions of the Trust's Board of Trustees and the Trustees' related execution of a registration statement authorizing the registration of shares of a Series with the Securities and Exchange Commission ("SEC") satisfy applicable requirements in the Master Trust relating to the establishment and designation of a new Series. The opinion set forth in this letter is limited to the laws and facts in existence on the date hereof, and is further limited to the laws (other than laws relating to choice of law) of the Commonwealth of Massachusetts that in our experience are normally applicable to the issuance of shares of beneficial interests by business trusts and to the Securities Act of 1933, as amended (the "1933 Act"), the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations of the SEC thereunder.

         Based on and subject to the foregoing, and the additional qualifications and other matters set forth below, it is our opinion that as of the date hereof the Shares, when sold in accordance with the terms contemplated by the PEA, including receipt by the Trust of full payment for the Shares and compliance with the 1933 Act and 1940 Act, will have been validly issued and will be fully paid and non-assessable. We note, however, that holders of Shares of the Trust may be

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Kirkpatrick & Lockhart LLP

USAA Investment Trust
September 30, 2002
Page 2


obligated to pay charges in connection with the redemption or transfer of Shares in accordance with any standards established by the Board of Trustees under the Master Trust or By-laws.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Master Trust states that all persons extending credit to, contracting with or having any claim against the Trust shall look only to the assets of the Series with which such person dealt for payment under such credit, contract or claim; and neither the Shareholders of any Series nor the Trustees, nor any of the Trust's officers, employees or agents, whether past, present or future, nor any other Series shall be personally liable therefore. It also requires that every note, bond, contract, instrument, certificate or undertaking made or issued by the Trust or by any officers or officer shall give a recitation limiting the obligation represented thereby to the Trust and its assets. The Master Trust further provides: (1) for indemnification from the assets of the Trust or the assets of the appropriate Series of the Trust for all loss and expense of any shareholder held personally liable for the obligations of the Trust or any Series solely by virtue of ownership of shares of the Trust or such Series; and
(2) upon request, for the series of the Trust to assume the defense of any claim against the shareholder for any act or obligation of the Series of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or any Series would be unable to meet its obligation.

         We are furnishing this opinion letter to you solely in connection with the issuance of the Shares. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose without specific prior written consent.

         The foregoing opinion is rendered as of the date of this letter. We assume no obligation to update or supplement our opinion to reflect any changes of law or fact that may occur.

         We hereby consent to this opinion letter accompanying the PEA when it is filed with the SEC and to the reference to our firm in the statement of additional information that is being filed as part of such PEA.



                           Very truly yours,

                           /s/ Kirkpatrick & Lockhart LLP

                           KIRKPATRICK & LOCKHART LLP